Exhibit 10.22

FIRST AMENDMENT TO
EXECUTIVE SEVERANCE AGREEMENT

This Amendment to the Executive Severance Agreement ("Agreement"), dated June 20, 2001 by and between Robert Dill ("Executive") and Simmons First National Corporation ("Company"), is made and entered to be effective on December 31, 2008, WITNESSETH:

WHEREAS, Section 409A of the Internal Revenue Code was added by the American Jobs Creation Act of 2004;

WHEREAS, Section 409A and the regulations issued thereunder, substantially change the applicable rules to deferred compensation arrangements;

WHEREAS, Section 409A and the regulations issued thereunder include certain separation pay arrangements as deferred compensation arrangements subject to those regulations;

WHEREAS, Section 409A and the regulations thereunder provide for certain grace periods for the amendment of existing arrangements to comply with the new rules;

NOW, THEREFORE, the parties hereto desire to utilize the grace period to amend the Agreement to comply with the terms and conditions of Section 409A and the regulations thereunder as set forth below:

1.  Amendment to Section 1.2.  Section 1.2 of the Agreement is hereby amended to read as follows:

1.2 Change in Control. Change in Control shall mean a change in ownership or control of the Company as defined in Treasury Regulation Section 1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

2.   Amendment to Section 2.5.  Section 2.5 of the Agreement is hereby amended to read as follows:

2.5 Termination Compensation. Termination Compensation equal to 1.00 times Executive's Base Period Income shall be paid in a single sum payment in cash. If at the time of the Executive's termination of employment the Executive is not a Specified Employee, then payment of the Termination Compensation to Executive shall be made on the later of the thirtieth (30th) business day after Executive's employment termination or the first day of the month following Executive's employment termination. If at the time of the Executive's termination of employment the Executive is a Specified Employee, then payment of the Termination Compensation to Executive shall be made on the first day of the seventh (7th) month following the Executive's employment termination.

3.  Addition of New Section 2.8. The Agreement is hereby amended by adding at the end of Article 2, TERMINATION OF EMPLOYMENT, a new Section 2.8:

2.8 Specified Employee. Specified Employee is a key employee (as defined in section 416(i) of the Internal Revenue Code without regard to section 416(i)(5)) of the Employer (and all persons with whom the Employer would be considered a single employer under section 414(b) or 414(c) of the Internal Revenue Code) any stock of which is publicly traded on an established securities market or otherwise. For this purpose, an employee is a key employee if he or she meets the requirements of section 416(i) at any time during the calendar year.  If a person is a key employee as of December 31 of any year,  the person is treated as a specified employee for the 12-month period beginning on the first day of April of the next calendar year. The determination as to whether the stock is publicly traded on an established securities market or otherwise must be determined as of the date of the Employee's termination of employment.

4.  Continuation.  The Agreement is hereby modified to reflect the terms of this Amendment, and shall continue in full force and effect, as so amended.  All other provisions of the Agreement, not specifically modified herein, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this instrument to be effective on the date provided above.

SIMMONS FIRST NATIONAL CORPORATION

By /s/ John L. Rush
Title: Secretary

  /s/ Robert C. Dill
Robert Dill